News Release                                                        Exhibit 99.1


Public Storage, Inc.
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com

                                               For Release:  Immediately
                                               Date: October 27, 2005
                                               Contact: Mr. Clemente Teng
                                               (818) 244-8080

Public Storage, Inc. Reports Results for the Third Quarter Ended September 30, 2005

GLENDALE, California -Public Storage, Inc. (NYSE and PCX: PSA), announced today operating results for the quarter ended September 30, 2005.

OPERATING RESULTS FOR THE QUARTER ENDED SEPTEMBER 30, 2005:

Net income for the three months ended September 30, 2005 was $128,344,000 compared to $97,515,000 for the same period in 2004, representing an increase of $30,829,000 or 32%. This increase is primarily due to improved operations from our Same Store, newly developed and acquired self-storage facilities, an increase in equity earnings of real estate entities, improved tenant reinsurance operations, a gain on the disposition of real estate assets, and higher interest income. These items were partially offset by increases in depreciation and interest expense. Equity in earnings of real estate entities increased primarily as a result of our pro-rata share of gain from the sale of real estate recorded by one of the entities that we have an interest in, but do not consolidate, in the quarter ended September 30, 2005.

Net income allocable to our common shareholders (after allocating net income to our preferred and equity stock shareholders) was $79,262,000 or $0.62 per common share on a diluted basis for the three months ended September 30, 2005 compared to $48,597,000 or $0.38 per common share on a diluted basis for the same period in 2004, representing an increase of $0.24 per common share, or 63%. The increases in net income allocable to common shareholders and earnings per common diluted share are due primarily to the impact of the factors described above with respect to the increase in net income. Weighted average diluted shares decreased to 128,742,000 for the three months ended September 30, 2005 from 128,826,000 for the three months ended September 30, 2004.

For the three months ended September 30, 2005 and 2004, we allocated $43,726,000 and $40,471,000 of our net income, respectively, to our preferred shareholders based on distributions paid. The year-over-year increase is due to the issuance of additional preferred securities, partially offset by the redemption of preferred securities that had higher dividend rates than the newly preferred securities issued. For the three months ended September 30, 2004, we also recorded an additional allocation of net income to our preferred shareholders and a corresponding reduction of net income allocation to our common shareholders of $3,072,000 or $0.02 per common share with respect to our redemption of our Series M and Series D Preferred stock, pursuant to Emerging Issues Task Force Topic D-42 ("EITF Topic D-42").

OPERATING RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005:

Net income for the nine months ended September 30, 2005 was $333,021,000 compared to $258,942,000 for the same period in 2004, representing an increase of $74,079,000, or 29%. This increase is primarily due to improved operations from our Same Store, newly developed and acquired self-storage facilities, reduced minority interest in income, an increase in equity earnings of real estate entities, improved tenant reinsurance operations, increased gains on the disposition of real estate assets and higher interest income. These items were partially offset by increases in depreciation and interest expense. Equity in earnings of real estate entities increased due to our pro-rata share of gain from the sale of real estate recorded by one of the entities that we have an interest in, but do not consolidate, in the nine months ended September 30, 2005.

Minority interest in income declined primarily due to a reduction in redemption and restructuring costs associated with preferred partnership units in 2004, combined with the redemption of preferred partnership units during 2005. We allocated income to minority interests pursuant to EITF Topic D-42 totaling $874,000 and $2,063,000 for the nine months ended September 30, 2005 and 2004, respectively. In addition, during the nine months ended September 30, 2004, we allocated $8.0 million to preferred minority interests as a result of a special distribution associated with a restructuring.

Net income allocable to our common shareholders (after allocating net income to our preferred and equity stock shareholders) was $188,744,000 or $1.46 per common share on a diluted basis for the nine months ended September 30, 2005 compared to $118,728,000 or $0.92 per common share on a diluted basis for the same period in 2004, representing an increase of $0.54 per common share, or 59%. The increases in net income allocable to common shareholders and earnings per common diluted share are due primarily to the impact of the factors described above with respect to the increase in net income, partially offset by an increase in net income allocated to our preferred shareholders. Weighted average diluted shares increased to 128,844,000 for the nine months ended September 30, 2005 from 128,545,000 for the nine months ended September 30, 2004.

For the nine months ended September 30, 2005 and 2004, we allocated $126,286,000 and $117,293,000 of our net income, respectively, to our preferred shareholders based on distributions paid. The year-over-year increase is due to the issuance of additional preferred securities, partially offset by the redemption of preferred securities at higher dividend rates than the newly preferred securities issued. We also recorded allocations of income to our preferred shareholders with respect to the application of EITF Topic D-42 totaling $1,904,000 (or $0.01 per common share) and $6,795,000 (or $0.05 per common share) for the nine months ended September 30, 2005 and 2004, respectively.

FUNDS FROM OPERATIONS:

For the three months ended September 30, 2005, funds from operations ("FFO") increased to $0.97 per common share on a diluted basis as compared to $0.76 for the same period in 2004, representing an increase of $0.21 per common share, or 27.6%. For the nine months ended September 30, 2005, FFO increased to $2.66 per common share on a diluted basis as compared to $2.11 for the same period in 2004, representing an increase of $0.55 per common share, or 26.1%.

For the three and nine months ended September 30, 2005 and 2004, FFO per common share has been impacted as a result of (i) the application of EITF Topic D-42 in connection with the redemption of preferred securities, (ii) in the case of the first quarter of 2004, the payment of a special distribution to certain preferred unit holders in connection with the restructure of the securities,
(iii) FFO per common share for the nine months ended September 30, 2005 includes the impact of a gain on the sale of non-real estate assets previously used by our containerized storage business, totaling approximately $1,143,000 ($0.01 per share), which occurred during the first quarter of 2005, and (iv) losses incurred in our tenant reinsurance business and property casualty losses as a result of the impact from hurricanes.

The following table provides a summary of the impact of these items that have occurred during the three and nine months ended September 30, 2005 and 2004:


                                                        Three Months Ended September 30,       Nine Months Ended September 30,
                                                        -----------------------------------  ------------------------------------
                                                                                Percentage                            Percentage
                                                          2005         2004       Change        2005        2004        Change
                                                        ----------   ---------  -----------  ---------    ----------  -----------
    FFO per common share, as reported..............      $   0.97     $ 0.76        27.6%    $  2.66      $   2.11       26.1%

    Aggregate impact from the application of EITF
        Topic D-42 in connection with the
        redemption of preferred securities.........          -          0.03                    0.02          0.09

        Special distribution paid to preferred
        unitholders in connection with
        restructuring the terms of the units.......          -          -                          -          0.06

    Gain on the sale of non-real estate assets
          previously used by our containerized
          storage business.........................          -          -                       (0.01)           -

    Tenant insurance claims expense and casualty
          losses from hurricanes...................          0.01       0.02                     0.01         0.02
                                                       ----------   ---------  -----------  ---------    ----------  -----------
    FFO per common share prior to the impact
        of the above items....................           $   0.98     $ 0.81        21.0%    $  2.68      $   2.28       17.5%
                                                       ==========   =========  ===========  =========    ==========  ===========



FFO is a term defined by the National Association of Real Estate Investment Trusts. FFO is a supplemental non-GAAP financial disclosure and it is generally defined as net income before depreciation and does not include gains or losses on the disposition of real estate assets. FFO computations do not consider our scheduled principal payments on debt, capital improvements, distributions, or other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies and because we believe that FFO is helpful to investors as an additional measure of performance of a REIT. See the attached reconciliation of net income to funds from operations included in the selected financial data attached to this press release.

PROPERTY OPERATIONS:
--------------------

We derive substantially all of our revenues from the ownership and management of self-storage facilities. In order to evaluate the performance of our overall self-storage portfolio, we analyze the operating performance of our stabilized self-storage facilities.

At September 30, 2005, our "Same Store" portfolio consists of 1,260 facilities, which represents the facilities that we have consolidated in our financial statements and have been operating on a stabilized basis throughout 2003, 2004, and the first nine months of 2005. During the quarter ended September 30, 2005, we removed a total of 9 facilities from the Same Store pool because the operations of these facilities were no longer comparable to prior periods. These 9 facilities included 8 facilities located in New Orleans that were damaged by the impact of Hurricane Katrina and one facility located in Houston that was partially condemned due to eminent domain proceedings. The new Same Store pool of 1,260 facilities should not be compared to the pool of 1,269 facilities presented in prior press releases when evaluating trends in operations.

The following table summarizes the pre-depreciation historical operating results of the Same Store facilities:


Selected Operating Data for the Same Store
Facilities (1,260 Facilities):
------------------------------

                                                       Three Months Ended September 30,           Nine Months Ended September 30,
                                                  -----------------------------------------  ---------------------------------------
                                                                                 Percentage                              Percentage
                                                       2005           2004         Change         2005           2004      Change
                                                  -------------  ------------   ------------ ------------   ------------ -----------
                                                               (Dollar amounts in thousands, except weighted average data)
Revenues:
    Rental income, net of discounts............   $  197,329     $  188,991          4.4%     $  577,941     $  552,453        4.6%
    Late charges and administrative fees
    collected..........................                9,528          8,171         16.6%         26,811         24,312       10.3%
                                                  -------------  ------------   ------------ ------------   ------------ -----------
    Total revenues (a).........................      206,857        197,162          4.9%        604,752        576,765        4.9%

Cost of operations:
    Payroll expense............................       20,096         20,357         (1.3)%        61,911         61,149        1.2%
    Property taxes ............................       19,261         18,375          4.8%         56,816         54,735        3.8%
    Advertising and promotion..................        5,182          4,373         18.5%         17,740         15,402       15.2%
    Repairs and maintenance....................        6,172          6,351         (2.8)%        19,084         19,034        0.3%
    Utilities..................................        4,657          4,313          8.0%         12,831         12,130        5.8%
    Property insurance.........................        1,929          2,241        (13.9)%         6,145          6,923      (11.2)%
    Telephone reservation center...............        2,217          2,760        (19.7)%         5,976          8,367      (28.6)%
    Other costs of management..................        7,413          6,846          8.3%         22,425         21,459        4.5%
                                                  -------------  ------------   ------------ ------------   ------------ -----------
  Total cost of operations (a).................       66,927         65,616          2.0%        202,928        199,199        1.9%
                                                  -------------  ------------   ------------ ------------   ------------ -----------
Net operating income (before depreciation) ....   $  139,930     $  131,546          6.4%     $  401,824     $  377,566        6.4%
                                                  =============  ============   ============ ============   ============ ===========
Gross margin...................................        67.6%          66.7%          1.3%         66.4%           65.5%        1.4%
Weighted average for the period:
  Square foot occupancy (b)....................        91.7%          91.9%         (0.2)%        91.2%           91.1%        0.1%
  Realized  annual rent per occupied  square foot
(c)............................................   $    11.74     $    11.22          4.6%     $   11.53      $    11.03        4.5%
  REVPAF (d)...................................   $    10.77     $    10.31          4.5%     $   10.51      $    10.05        4.6%

Weighted average at September 30:
  Square foot occupancy........................                                                   91.6%           92.0%       (0.4)%
  In place annual rent per  occupied  square
  foot (e).....................................                                               $   12.83      $    12.20        5.2%
Total net rentable square feet (in thousands)..                                                  73,311          73,311          -


a) See attached reconciliation of these amounts to our consolidated self-storage revenues and operating expenses. Revenues and cost of operations do not include revenues and expenses generated at the facilities with respect to tenant reinsurance, retail sales and truck rentals. "Other costs of management" included in cost of operations principally represents all the indirect costs incurred in the operations of the facilities. Indirect costs principally include supervisory costs and corporate overhead cost incurred to support the operating activities of the facilities.

b) Square foot occupancies represent weighted average occupancy levels over the entire period.

c) Realized annual rent per occupied square foot is computed by dividing annualized rental income, net of discounts, by the weighted average occupied square footage for the period. Realized annual rent per occupied square foot takes into consideration promotional discounts, bad debt costs, credit card fees and other costs that reduce rental income from the contractual amounts due. Realized annual rent per occupied square foot excludes late charges and administrative fees collected, and it is presented because we believe annual realized rent per occupied square foot is an important measure of our operations.

d) Annualized rental income per available square foot ("REVPAF") represents annualized rental income, net of discounts, divided by total available net rentable square feet. REVPAF excludes late charges and administrative fees collected. REVPAF is presented because we believe it is useful in evaluating our operations.

e)   In place  annual  rent  per  occupied  square  foot  represents  annualized
     contractual   rents  per  occupied  square  foot  without   reductions  for
     promotional discounts, and excludes late charges and administrative fees.

The growth in rental income during the remainder of 2005 will depend upon various factors, including our ability to maintain high occupancy levels, and increase rental rates charged to both new and existing customers. The following table summarizes additional selected financial data with respect to our Same Store facilities:



                                                                     Three Months Ended
                                                ----------------------------------------------------------
                                                  March 31        June 30       September 30    December 31    Full Year
                                                --------------  ------------  --------------  -------------  --------------
Media advertising expense (in 000's):
  2004.....................................     $      3,290    $    1,956     $    1,988         $ 3,060        $ 10,294
  2005.....................................     $      3,522    $    2,940     $    2,309

REVPAF:
  2004.....................................     $       9.77    $    10.06     $    10.31      $    10.27        $  10.10
  2005.....................................     $      10.25    $    10.51     $    10.77

Weighted average realized annual rent per
occupied square foot for the period:
  2004.....................................     $      10.90    $    10.99     $    11.22      $    11.31        $  11.10
  2005.....................................     $      11.41    $    11.41     $    11.74

Weighted average square foot occupancy levels
for the period:
  2004.....................................            89.7%         91.5%          91.9%           90.8%           91.0%
  2005.....................................            89.9%         92.1%          91.7%


EFFECTS OF HURRICANES:
----------------------

In August 2005, all eight of our facilities located in New Orleans were damaged as a result of the impact of Hurricane Katrina. All of the facilities were closed for operations for several weeks following the hurricane; however, all but three of these facilities have since reopened. The five that are operating are not operating at full capacity, as many units are offline due to damage. Two of the three facilities that remain closed will not be able to reopen at all without substantial restoration and repair work.

During the quarter ended September 30, 2005, our net operating income (before depreciation) for these eight facilities was $531,000 compared to $1,020,000 for the same period last year, a reduction of $489,000, or 48%. For the first six months of 2005, net operating income (before depreciation) was $1,980,000 as compared to $1,877,000 for same period in 2004, an increase of $103,000 or 5%. With respect to the two facilities that have been significantly damaged and should remain inoperable for the foreseeable future, net operating income (before depreciation) was $129,000 for the third quarter of 2005 compared to $255,000 for the same period last year and $463,000 for the first six months of 2005 compared to $454,000 for same period in 2004.

Notwithstanding that five of our facilities in New Orleans are currently operating, we believe that the indirect economic effects of the hurricane on the city may have a negative impact on our facilities' operating results, and these effects are expected to continue for an indeterminate time period.

We have third-party insurance coverage, subject to certain deductibles, that covers restoration of physical damage to our facilities. We also have business interruption insurance, subject to certain deductibles, that principally covers loss of income due to units being offline as a result of physical damage. Loss of income occasioned entirely by indirect economic effects is generally not covered.

We estimate that the cost to restore our facilities will be approximately $6.2 million, of which approximately $210,000 will be repairs and maintenance expense that will be incurred in the fourth quarter of 2005. We expect our insurers to pay for approximately $2.8 million of these costs. We recorded a casualty loss with respect to the damage to our self-storage facilities amounting to approximately $196,000 in the quarter ended September 30, 2005, which represents the excess of the net book value of assets damaged over the insurance proceeds we expect to receive. We recorded a similar casualty loss during the same quarter in 2004 of $1,250,000.

No income from business interruption proceeds has been recorded during the quarter, as certain specific deductible limits have not yet been reached based upon losses incurred to date.

The above estimates are subject to change as we and our insurers (i) more fully evaluate the extent of physical damage, which may not be fully determinable until commencement of demolition, (ii) develop detailed restoration plans and
(iii) evaluate the impact of local conditions in the building labor and supplies markets on restoration costs. In addition, we have not yet determined whether restoration of the two most significantly damaged facilities in New Orleans will be economically viable; however, if we did not restore these facilities we could apply the insurance proceeds towards the development of facilities in other locations.

Our tenant insurance subsidiary reinsures policies against claims for losses to goods stored by tenants in our facilities, for tenants who elect such coverage. Included in cost of operations for tenant reinsurance for the third quarter of 2005 is $500,000 in estimated losses with respect to tenant claims as a result of damage sustained from the impact of Hurricane Katrina. During the same period last year, we recorded $1.5 million for estimated losses from tenant claims for the series of hurricanes that occurred during the third quarter of 2004.

On October 24, 2005, Hurricane Wilma struck southern Florida, where we have 111 facilities in the Miami, West Palm Beach, and Tampa areas. We are currently assessing damage and do not expect to have damage estimates for several weeks. The impact of this hurricane will be recorded in our operating results for the quarter ending December 31, 2005.

DEVELOPMENT, ACQUISITION AND DISPOSITION ACTIVITIES:
----------------------------------------------------

During the third quarter of 2005, we opened one newly developed facility representing the conversion of an existing commercial facility into a self-storage facility at an incremental cost of $4.5 million containing 135,000 net rentable square feet. We also completed three projects whereby we converted space at former containerized storage facilities into self-storage space at a total cost of $5.7 million, adding an aggregate 151,000 net rentable square feet of self-storage space.

At September 30, 2005, there were 57 projects that were either under construction or were expected to begin construction generally within the next year, comprised of seven newly developed self-storage facilities (579,000 net rentable square feet) with total estimated cost of $81.0 million, 38 projects (2,309,000 net additional rentable square feet) which expand existing self-storage facilities and enhance their visual appeal for a total estimated cost of $177.1 million, and 12 projects (926,000 net rentable square feet) to convert space at former containerized storage facilities into self-storage space for a total estimated cost of $33.2 million. These projects will be fully funded by us. Opening dates for these facilities are estimated through the next 24 months. The development of these facilities is subject to various risks and contingencies.

During the third quarter of 2005, we acquired seven facilities from third parties, with an aggregate of 549,000 net rentable square feet, for an aggregate cost of approximately $42.3 million in cash. These acquisitions were funded entirely by us.

In addition to the facilities acquired in the quarter ended September 30, 2005, we acquired six additional facilities for approximately $68.9 million with 504,000 net rentable square feet between October 1, 2005 and October 26, 2005. At October 26, 2005, we are under contract to acquire five additional facilities (total approximate net rentable square feet of 385,000) at an aggregate cost of approximately $64.1 million, including the assumption of debt on one of these facilities totaling approximately $4.8 million. We anticipate that these acquisitions will be funded entirely by us. Each of these contracts is subject to significant contingencies, and there is no assurance that any of these facilities will be acquired.

During the third quarter of 2005, we acquired a minority interest in an affiliated partnership that we consolidate for financial reporting purposes for an aggregate acquisition cost of approximately $14.6 million in cash.

On August 5, 2005 we acquired the third party institutional investor's partnership interest in PSAC Storage Investors, LLC for approximately $41.4 million in cash. The institutional investor along with Mr. Hughes, the Company's Chairman of the Board, were partners in PSAC Storage Investors, LLC, a partnership that owns an interest in our consolidated development joint venture. As a result of the acquisition, we began consolidating the accounts of PSAC Storage Investors, LLC, during the third quarter of 2005. In addition, the acquisition allows us to terminate the partnership and the development joint venture as of November 17, 2005, which we intend to do. Upon termination, we will acquire Mr. Hughes' interest in PSAC Storage Investors, LLC, for approximately $64.5 million, pursuant to the terms of the partnership agreement.

As of September 30, 2005, Mr. Hughes' interest in PSAC Storage Investors, LLC's is presented as debt on our balance sheet. In addition, Mr. Hughes' accrued preferred return (at 7.9972%) from the date of our acquisition of our interest through September 30, 2005 of approximately $789,000 has been presented as interest expense. As a result of this acquisition, on August 5, 2005, the recording of minority interest in income with respect to the Consolidated Development Joint Venture ceased. Prior to the acquisition on August 5, 2005, a total of approximately $826,000 in income was allocated to the Consolidated Development Joint Venture during the quarter ended September 30, 2005, which is net of $322,000 in depreciation expense.

As previously reported, in an eminent domain proceeding, one of our self-storage facilities located in the Portland, Oregon market was condemned. We received the proceeds from the disposal of this facility during the third quarter of 2005 and recorded a gain of approximately $5.2 million. The operations of this facility prior to its disposition, and the gain on disposition were classified as "discontinued operations" for all periods presented on our September 30, 2005 income statement. This property was not previously included in our Same Store pool.

ISSUANCE AND REDEMPTION OF PREFERRED SECURITIES:
------------------------------------------------

On August 23, 2005, we issued 8,000,000 depositary shares, with each depositary share representing 1/1,000 of a share of 6.45% Cumulative Preferred Stock, Series F. The offering resulted in $200 million of gross proceeds. On October 3, 2005, we issued an additional 2,000,000 depositary shares, with each depositary share representing 1/1,000 of a share in our 6.45% Series F Preferred Stock resulting in $50 million of gross proceeds.

In December 2005, we expect to call for redemption our 8.60% Cumulative Preferred Stock, Series Q with a redemption value of $172,500,000, plus redemption costs. As a result, we will recognize an EITF Topic D-42 charge of $5,634,000 in the fourth quarter of 2005.

COMMON STOCK ACTIVITY:
----------------------

As previously reported, the Board of Directors has authorized the repurchase of up to 25,000,000 shares of the Company's common stock. As of June 30, 2005, we have repurchased a total of 22,201,720 shares of our common stock. No additional shares were repurchased between July 1, 2005 and October 27, 2005.

DISTRIBUTIONS DECLARED:
-----------------------

On October 27, 2005, the Board of Directors declared a quarterly distribution of $0.50 per regular common share and $0.6125 per share on the depositary shares each representing 1/1,000 of a share of Equity Stock, Series A. Distributions were also declared with respect to the Company's various series of preferred stock. All the distributions are payable on December 29, 2005 to shareholders of record as of December 15, 2005.

THIRD QUARTER CONFERENCE CALL:
------------------------------

A conference call is scheduled for Friday, October 28, 2005, at 9:00 a.m. (PDT) to discuss the third quarter 2005 earnings results. The participant toll free number is (877) 516-1540 (conference ID number 9827945). A simultaneous audio web cast may be accessed by using the link at www.publicstorage.com under "Investor Relations" (conference ID number 9827945). A replay of the conference call may be accessed through November 28, 2005 by calling (800) 642-1687 or by using the link at www.publicstorage.com under "Investor Relations." Both forms of replay utilize conference ID number 9827945.

ABOUT PUBLIC STORAGE, INC.:
---------------------------

Public Storage, Inc., an S&P 500 company, is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company's headquarters are located in Glendale, California. The Company's self-storage properties are located in 37 states. At September 30, 2005 the Company had interests in 1,487 storage facilities with approximately 91 million net rentable square feet.

FORWARD LOOKING STATEMENTS:
---------------------------

When used within this document, the words "expects," "believes," "anticipates," "should," "estimates," and similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results and performance of the Company to be materially different from those expressed or implied in the forward-looking statements. Such factors and risks are described from time to time in Public Storage's filings with the Securities and Exchange Commission including in Item 1A to the Company's Annual Report on Form 10-K for the year ended December 31, 2004, "Risk Factors" and in Item 2A to the Company's Quarterly Report on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005 and include changes in general economic conditions and in the market in which the Company operates and the impact of competition from new and existing storage and commercial facilities and other storage alternatives, which could impact rents and occupancy levels at the Company's facilities; difficulties in the Company's ability to evaluate, finance and integrate acquired and developed properties into the Company's existing operations and to fill up those properties, which could adversely affect the Company's profitability; the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing Real Estate Investment Trusts, which could increase the Company's expense and reduce the Company's cash available for distribution; consumers' failure to accept the containerized storage concept which would reduce the Company's profitability; difficulties in raising capital at reasonable rates, which would impede the Company's ability to grow; delays in the development process, which could adversely affect the Company's profitability; and economic uncertainty due to the impact of war or terrorism could adversely affect our business plan. We disclaim any obligation to publicly release the results of any revisions to these forward-looking statements reflecting new estimates, events or circumstances after the date of this report.

    More information about Public Storage, Inc. is available on our website, www.publicstorage.com. The Company's Form 10-Q for the quarter ended September 30, 2005, which will be certified by the Company's CEO/President and Chief Financial Officer, will be posted to our website, when it is filed with the Securities and Exchange Commission.


Additional financial data attached.

                              PUBLIC STORAGE, INC.
                             SELECTED FINANCIAL DATA
                                   (Unaudited)


                                                              Three Months Ended             Nine Months Ended
                                                                September 30,                  September 30,
                                                          --------------------------  -------------------------------
                                                              2005          2004           2005            2004
                                                          ------------  ------------- -------------- ----------------
                                                                    (In thousands, except per share data)
Revenues:
    Rental income:
      Self-storage facilities (a)......................   $   243,822   $    219,743   $    706,634   $     638,520

      Commercial properties (a)........................        2,918           2,707          8,693           8,064
      Containerized storage facilities (a).............        4,480           5,048         12,305          15,099
    Tenant reinsurance premiums........................        6,332           6,210         18,499          18,266
    Interest and other income..........................        7,376           3,300         16,698           7,240
                                                          ------------  ------------- -------------- ----------------
                                                             264,928         237,008        762,829         687,189
                                                          ------------  ------------- -------------- ----------------
Expenses:
    Cost of operations:
      Self-storage facilities (a)......................       80,308          74,002        242,429         223,953
      Commercial properties (a)........................        1,122           1,031          3,292           3,200
      Containerized storage facilities (a).............        3,676           3,073          9,692           8,741
      Tenant reinsurance...............................        3,017           4,204          7,560          11,089
    Depreciation and amortization......................       47,917          44,354        144,136         135,447
    General and administrative.........................        5,621           5,527         16,890          15,983
    Interest expense...................................        2,471               -          5,928             100
                                                          ------------  ------------- -------------- ----------------
                                                             144,132         132,191        429,927         398,513
                                                          ------------  ------------- -------------- ----------------
 Income from continuing operations before equity in
   earnings of real estate entities and minority
   interest in income.................................       120,796         104,817        332,902         288,676

Equity in earnings of real estate entities ...........         9,853           3,184         20,382          11,646
Asset  impairment  charge  due to  casualty  loss from
     hurricanes .....................................           (196)         (1,250)          (196)         (1,250)
Minority interest in income:
 Allocable to preferred minority interests:
    Based upon ongoing distributions...................       (3,591)         (5,176)       (12,556)        (16,907)
    Special  distribution and EITF Topic D-42 allocation
    (b)................................................            -               -           (874)        (10,063)
 Other partnership interests ..........................       (3,652)         (4,345)       (12,925)        (12,928)
                                                          ------------  ------------- -------------- ----------------
Income from continuing operations......................      123,210          97,230        326,733         259,174
    Gain/(loss) on disposition of real estate..........         (142)          1,286            (89)          1,286
    Discontinued operations (a)........................        5,276          (1,001)         6,377          (1,518)
                                                          ------------  ------------- -------------- ----------------
Net income                                                $  128,344     $    97,515   $    333,021   $     258,942
                                                          ============  ============= ============== ================
Net income allocation:
----------------------
    Allocable to preferred shareholders:
      Based on distributions paid......................   $   43,726    $     40,471  $     126,286   $     117,293
      Based on redemptions of preferred stock..........            -           3,072          1,904           6,795
    Allocable to equity shareholders, Series A.........        5,356           5,375         16,087          16,126
    Allocable to common shareholders...................       79,262          48,597        188,744         118,728
                                                          ------------  ------------  -------------- ----------------
                                                          $  128,344    $     97,515  $     333,021   $     258,942
                                                          ============  ============= ============== ================
Per common share:
    Net income per share - Diluted.....................   $     0.62    $      0.38   $       1.46    $         0.92
                                                          ============  ============= ============== ================
    Net income per share - Basic.......................   $     0.62    $      0.38   $       1.47    $         0.93
                                                          ============  ============= ============== ================
    Weighted average common shares - Diluted...........      128,742         128,826        128,844         128,545
                                                          ============  ============= ============== ================
    Weighted average common shares - Basic.............      128,006         128,085        128,191         127,635
                                                          ============  ============= ============== ================



(a) The historical operations of a self-storage facility that was condemned in July 2005, a commercial facility that we sold in 2004, and the historical operations of the containerized storage facilities that we have closed are included in "Discontinued operations." Discontinued operations includes a gain on sale of non-real estate assets previously used by the discontinued containerized storage operations totaling approximately $1,143,000 during the nine months ended September 30, 2005. Discontinued operations for the three and nine months ended September 30, 2005, includes a gain of $5,180,000 relating to the condemnation of a self-storage facility pursuant to an eminent domain proceeding.

(b) On March 17, 2005, we redeemed all outstanding 9.5% Series N ($40,000,000) preferred units and on March 29, 2005 we redeemed all outstanding 9.125% Series O ($45,000,000) preferred units. In accordance with the SEC's clarification of EITF Topic D-42, we allocated $874,000 to minority interests, representing costs incurred when these units were originally issued. As previously reported, in the first quarter of 2004 the holders of $200 million of the Series N preferred units agreed, in exchange for a special distribution of $8.0 million, to a reduction in the distribution rate on their preferred units from 9.50% per year to 6.40% per year, effective March 22, 2004. This $8.0 million special distribution was reflected as minority interest in income in the nine months ended September 30, 2004, along with $2,063,000 in costs incurred when the $200 million in units were originally issued, in accordance with EITF Topic D-42. The ongoing distributions reflect a partial period for the time the units were outstanding during each period.

                              PUBLIC STORAGE, INC.
                             SELECTED FINANCIAL DATA


                                                                        September 30,         December 31,
                                                                             2005                 2004
                                                                    -------------------    ------------------
                                                                        (unaudited)
                                                                       (In thousands, except share and per
                                                                                   share data)

                              ASSETS
Cash and cash equivalents ....................................         $      531,774       $      366,255
Operating real estate facilities:
   Land and building, at cost.................................              5,747,868            5,510,750
   Accumulated depreciation...................................             (1,449,887)          (1,320,200)
                                                                    -------------------    ------------------
                                                                            4,297,981            4,190,550
Construction in process.......................................                 50,899               47,277
Land held for development.....................................                  8,404                8,883
                                                                    -------------------    ------------------
                                                                            4,357,284            4,246,710
Investment in real estate entities............................                333,482              341,304
Goodwill......................................................                 78,204               78,204
Intangible assets, net........................................                 99,732              104,685
Other assets..................................................                 71,152               67,632
                                                                    -------------------    ------------------
       Total assets...........................................         $    5,471,628       $    5,204,790
                                                                    ===================    ==================
               LIABILITIES AND SHAREHOLDERS' EQUITY
Notes payable.................................................         $      115,060       $      129,519
Debt to joint venture partner.................................                 35,654               16,095
Due to affiliate (a)..........................................                 64,513                    -
Preferred stock called for redemption.........................                      -               54,875
Accrued and other liabilities.................................                162,401              145,431
                                                                    -------------------    ------------------
       Total liabilities......................................                377,628              345,920

Minority interest - preferred.................................                225,000              310,000
Minority interest - other.....................................                 32,007              118,903

Shareholders' equity:
   Preferred   Stock, $0.01 par value, 50,000,000 shares
   authorized, 1,699,236 shares issued (in series) and outstanding
   (3,980,186 at December 31, 2004), at liquidation preference:
     Cumulative Preferred Stock, issued in series.............              2,520,900            2,102,150
   Common Stock, $0.10 par value, 200,000,000 shares authorized,
     128,034,490 shares issued and outstanding (128,526,450 at
     December 31, 2004).......................................                 12,803               12,853
   Equity Stock, Series A, $0.01 par value, 200,000,000 shares
     authorized,   8,744.193   shares   issued   and   outstanding
     (8,776.102 at December 31, 2004) ........................                      -                    -
   Paid-in capital............................................              2,435,068            2,457,568
   Cumulative net income......................................              3,065,894            2,732,873
   Cumulative distribution paid...............................             (3,197,672)          (2,875,477)
                                                                    -------------------    ------------------
     Total shareholders' equity...............................              4,836,993            4,429,967
                                                                    -------------------    ------------------
       Total liabilities and shareholders' equity.............         $    5,471,628       $    5,204,790
                                                                    ===================    ==================


(a) Represents amount due to Mr. Hughes, the Company's Chairman of the Board. Mr. Hughes and an institutional investor were partners in PSAC Storage Investors, LLC, a partnership that is a partner with the Company in our development joint venture. In August 2005, we acquired all the institutional investor's interest in PSAC Storage Investors, LLC and began to consolidate the accounts of PSAC Storage Investors, LLC as of August 2005. PSAC Storage Investors, LLC has exercised its right to terminate the development joint venture effective November 17, 2005. As a consequence, we have notified PSAC Storage Investors, LLC that we will exercise our right to buy, on November 17, 2005, all of the partnership interests in PSAC Storage Investors, LLC pursuant to the partnership agreement. The only remaining interest in PSAC Storage Investors, LLC is the partnership interest held by Mr. Hughes which has been classified as a liability in the above consolidated balance sheet.

                             Selected Financial Data
                    Computation of Funds from Operations (a)
                                   (Unaudited)


                                                                      Three Months Ended           Nine Months Ended
                                                                         September 30,               September 30,
                                                                  -------------------------  ---------------------------
                                                                      2005          2004          2005          2004
                                                                  --------------  ---------- -------------  ------------
                                                                      (Amounts in thousands, except per share data)
Computation of Funds from Operations (FFO) allocable to Common
Stock
Net income.....................................................   $     128,344   $  97,515   $   333,021    $ 258,942
    Add back - depreciation and amortization...................         47,917       44,354       144,136      135,447
    Add back - depreciation and amortization included in
        Discontinued Operations................................            20           352            88        1,173
      Add back - our pro rata share of depreciation from equity
        investments............................................         8,822         8,521        26,265       25,055
    Eliminate - depreciation with respect to non-real estate
    assets.....................................................           (51)       (1,030)       (1,733)      (3,256)
    Eliminate - our pro rata share of gain on sale of real
        estate included in equity of earnings of real estate
        entities...............................................        (5,458)         (136)       (7,164)         (62)
    Eliminate - loss (gain) on sale of real estate.............           142        (1,286)           89       (1,286)
    Eliminate - gain on sale of real estate assets included in
       discontinued operations.................................        (5,180)            -        (5,180)           -
    Add back - minority interest share of income...............         7,243         9,521        26,355       39,898
                                                                  --------------  ---------- -------------  ------------
Consolidated FFO...............................................       181,799       157,811       515,877      455,911
Allocable to preferred minority interest:
    Based upon ongoing distributions (b).......................        (3,591)       (5,176)      (12,556)     (16,907)
    Special distribution and EITF Topic D-42 allocation (b)....             -             -          (874)     (10,063)
Allocable to minority interest - other partnership interests...        (4,255)       (5,902)      (16,071)     (17,779)
                                                                  --------------  ---------- -------------  ------------
Remaining FFO allocable to our shareholders....................       173,953       146,733       486,376      411,162
Less: allocations to preferred and equity stock shareholders:
    Preferred shareholder distributions........................       (43,726)      (40,471)     (126,286)     (117,293)
    Issuance costs on redeemed preferred shares................             -        (3,072)       (1,904)       (6,795)
    Equity Stock, Series A distributions.......................        (5,356)       (5,375)      (16,087)      (16,126)
                                                                  --------------  ---------- -------------  ------------
Remaining FFO allocable to our common shareholders (a).........   $   124,871     $  97,515   $   342,099    $  270,948
                                                                  ==============  ========== =============  ============
Weighted average common shares outstanding:
    Common shares outstanding..................................       128,006       128,085       128,191       127,635
    Weighted average stock options and restricted stock units
    outstanding using treasury method..........................           736           741           653           910
                                                                  --------------  ---------- -------------  ------------
Weighted average common shares for purposes of computing
fully-diluted FFO per common share.............................       128,742       128,826       128,844       128,545
                                                                  ==============  ========== =============  ============
FFO per common share (a) (c)...................................   $      0.97     $    0.76     $     2.66    $     2.11



(a) Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). It is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies and because we believe that FFO is helpful to investors as an additional measure of the performance of a REIT. FFO computations do not consider scheduled principal payments on debt, capital improvements, distribution, and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs.

(b) On March 17, 2005, we redeemed all outstanding 9.5% Series N ($40,000,000) preferred units, and on March 29, 2005 we redeemed all outstanding 9.125% Series O ($45,000,000) preferred units and, in accordance with the SEC's clarification of EITF Topic D-42, we allocated $874,000 to minority interests, representing costs incurred when these units were originally issued. As previously reported, in the first quarter of 2004 the holders of $200 million of the Series N preferred units agreed, in exchange for a special distribution of $8.0 million, to a reduction in the distribution rate on their preferred units from 9.50% per year to 6.40% per year, effective March 22, 2004. This $8.0 million special distribution was reflected as minority interest in income in the nine months ended September 30, 2004, along with $2,063,000 in costs incurred when the $200 million in units were originally issued, in accordance with EITF Topic D-42. The ongoing distributions reflect a partial period for the time the units were outstanding during each period.

(c) FFO per common share for the nine months ended September 30, 2005 was positively impacted by a gain on sale of non-real estate assets previously used by our discontinued containerized storage business totaling approximately $1,143,000 or $0.01 per common share.

                              Public Storage, Inc.
                             Selected Financial Data
               Computation of Funds Available for Distribution (b)
                                   (Unaudited)


                                                                 Three Months Ended          Nine Months Ended
                                                                    September 30,              September 30,
                                                             --------------------------  -------------------------
                                                                 2005          2004         2005          2004
                                                             ------------- ------------  ------------ ------------
                                                                             (Amounts in thousands)
Computation of Funds Available for Distribution ("FAD"):
FFO allocable to our common shareholders (a).............     $  124,871   $   97,815    $  342,099   $ 270,948
Add: Stock-based compensation expense....................          1,196          709         3,579        2,115
Impact of application of EITF Topic D-42.................              -        3,072         2,778        8,858
EITF Topic D-42  charges  included  in equity in earnings of
real estate entities.....................................              -        1,228           131        2,171
Less: Capital expenditures to maintain facilities........         (3,916)     (10,653)      (13,286)     (20,297)
                                                             ------------- ------------  ------------ ------------
Funds available for distribution ("FAD") (b).............     $  122,151   $   92,171    $  335,301   $ 263,795
                                                             ============= ============  ============ ============
Distribution to common shareholders......................     $   64,157   $   57,719    $  179,822   $ 172,474
                                                             ============= ============  ============ ============
Distribution payout ratio (b)............................          52.5%        62.6%         53.6%         65.4%
                                                             ============= ============  ============ ============



(a) Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). It is generally defined as net income before depreciation and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies and because we believe that FFO is helpful to investors as an additional measure of the performance of a REIT. FFO computations do not consider scheduled principal payments on debt, capital improvements, distribution, and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs.

(b) Funds available for distribution ("FAD") represents FFO, plus 1) impairment charges with respect to real estate assets, 2) the non-cash portion of stock-based compensation expense, and 3) income allocation to preferred equity holders in accordance with EITF Topic D-42, less capital expenditures. The distribution payout ratio is computed by dividing the distribution paid to common shareholders by FAD. FAD is presented because many analysts consider it to be a measure of the performance of real estate companies and because we believe that FAD is helpful to investors as an additional measure of the performance of a REIT. FAD is not a substitute for our cash flow or net income as a measure of our liquidity, operating performance, or our ability to pay dividends. Other REITs may not compute FAD in the same manner; accordingly, FAD may not be comparable among REITs.

                              Public Storage, Inc.
                             Selected Financial Data
          Reconciliation of Same Store Revenues and Cost of Operations
        To Consolidated Self-Storage Rental Income and Cost of Operations
                                   (Unaudited)


                                                             Three Months Ended           Nine Months Ended
                                                               September 30,                September 30,
                                                         -------------------------- -----------------------------
                                                             2005          2004          2005           2004
                                                         ------------- ------------ -------------  --------------
                                                                         (Amounts in thousands)

Revenues for the 1,260 Same Store facilities.........    $   206,857   $   197,162   $   604,752    $   576,765

Revenues for non-Same Store facilities (a):
   Development facilities (year opened):
       2001 and 2002.................................          5,607         5,000        16,131         13,883
       2003..........................................          3,355         2,520         9,410          5,906
       2004..........................................          1,505           399         3,759            546
       2005..........................................            154             -           204              -
    Acquisition facilities (year acquired):
       2004..........................................          7,926            95        22,376             95
       2005..........................................          2,748             -         4,625              -
    Expansion facilities.............................         11,248        10,797        32,983         30,953
    Combination facilities...........................          4,422         3,770        12,394         10,372
                                                         ------------- ------------ -------------  --------------
Consolidated self-storage revenues (b).................  $   243,822   $   219,743   $   706,634    $   638,520
                                                         ============= ============ =============  ==============


Cost of operations for the 1,260 Same Store facilities.  $    66,927   $    65,616   $   202,928    $   199,199

Cost of operations for non-Same Store facilities (a):
    Development facilities (year opened):
       2001 and 2002.................................          1,913         1,797         5,893          5,834
       2003..........................................          1,047         1,171         3,146          3,301
       2004..........................................            525           389         1,703            792
       2005..........................................            187             -           304              -
    Acquisition facilities (year acquired):
       2004..........................................          3,005           103         9,362            103
       2005..........................................          1,195             -         2,146              -
    Expansion facilities.............................          4,007         3,480        11,940         10,564
    Combination facilities...........................          1,502         1,446         5,007          4,160
                                                         ------------- ------------ -------------  --------------
Consolidated self-storage cost of operations (b).......  $    80,308   $    74,002   $   242,429    $   223,953
                                                         ============= ============ =============  ==============



(a) We consolidate the operating results of additional self-storage facilities that are not Same Store facilities. Such facilities are not included in the Same Store pool either because they were not stabilized for the entire period from January 1, 2003 through September 30, 2005, or because we acquired these facilities from third parties after December 31, 2002.

(b) Self-storage revenues and cost of operations do not include revenues and expenses generated at the facilities with respect to tenant reinsurance, retail sales and truck rentals.

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